                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          CITIZENS UTILITIES COMPANY
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          CITIZENS UTILITIES COMPANY
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

LOGO OF CITIZENS UTILITIES                                Administrative Offices
                                             High Ridge Park, Stamford, CT 06905
                                                                  (203) 329-8800
- --------------------------------------------------------------------------------

                                                                  March 31, 1994

Dear Fellow Stockholder:

  I am pleased to invite you to attend the 1994 Annual Meeting of the Stockholders of Citizens Utilities Company which will be held at the Fairfield Glade Conference Center, Peavine Road, Fairfield Glade, Tennessee, on Friday, May 20, 1994, at 10:00 a.m., Central Time.

  Our 1994 meeting site is centrally located in the service territory of our recently acquired Tennessee telephone property. For the first time, stockholders and participants in our Employee Stock Purchase Plan who live in the area will be able to participate personally in the Company's affairs.

  At last year's Annual Meeting, more than 80 percent of Citizens' outstanding shares were represented. We hope that the percentage will be higher at the forthcoming meeting. It is important that your shares be represented whether or not you attend the meeting. In order to insure that you will be represented, we ask that you promptly sign, date, and return the enclosed proxy card. If present, you may revoke your proxy and vote in person.

  Attendance at the Annual Meeting will be limited to employees and stockholders as of the record date or their authorized representative. Because of space limitations, admission to the Annual Meeting will be by ticket only. Registered stockholders planning to attend the meeting should complete and return the advance registration form on the back page of this Proxy Statement. An admission card will be mailed to you about two weeks before the meeting. If your shares are held through an intermediary such as a bank or broker, you should request a ticket by writing to Shareholder Services, Citizens Utilities Company, High Ridge Park, Stamford, CT 06905. Please include proof of ownership such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding the stock confirming your beneficial ownership.

  We look forward to seeing and meeting with you at the annual meeting.

                                        Cordially,



                                        /S/Leonard Tow
                                        Chairman and Chief Executive Officer

                                                               LOGO
                                                       Printed on recycled paper

LOGO OF CITIZENS UTILITIES                                Administrative Offices
                                             High Ridge Park, Stamford, CT 06905
                                                                  (203) 329-8800
- --------------------------------------------------------------------------------

                                                                  March 31, 1994

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To the Stockholders of
CITIZENS UTILITIES COMPANY:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Citizens Utilities Company will be held at the Fairfield Glade Conference Center, Peavine Road, Fairfield Glade, Tennessee, on Friday, May 20, 1994, at 10:00 a.m., Central Time, for the following purposes:

    1. To elect directors; and

    2. To transact such other business as may properly be brought before the meeting.

  The Board of Directors has fixed the close of business on March 24, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

  A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders during ordinary business hours, for a period of ten days prior to the meeting, at the office of the Company in Crossville, Tennessee.

                                        By Order of the Board of Directors


                                        Charles J. Weiss
                                        Secretary

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Utilities Company (the "Company") to be voted at the annual meeting of stockholders of the Company referred to in the foregoing notice. The mailing address of the administrative offices of the Company is High Ridge Park, P.O. Box 3801, Stamford, Connecticut 06905. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is March 31, 1994. All proxies received pursuant to this solicitation will be voted in favor of the election of the nominees unless contrary instructions are given. Stockholders who execute proxies may revoke them at any time before they are voted.

  The Company had outstanding 129,183,710 shares of Common Stock Series A and 52,785,875 shares of Common Stock Series B, each of which is entitled to one vote at the annual meeting by stockholders of record at the close of business on March 24, 1994.

  No person or "group" of persons is known by the Company to own as much as 5% of the common stock of the Company.

                             ELECTION OF DIRECTORS

  At the meeting, eleven directors are to be elected to hold office until the next annual meeting and until their successors have been elected and qualified. Directors will be elected by a plurality of the votes of the holders of shares of Common Stock Series A and Series B, voting together, present in person or represented by proxy at the meeting. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified. In case any such nominee should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. The information concerning the nominees and their security holdings has been furnished by them to the Company. Leonard Tow and Claire Tow are husband and wife. There are no other family relationships between any of the nominees.

                                                                               Shares of Common
                                                                              Stock Beneficially
                                                                      Year        Owned as of
                                                                      First    February 28, 1994
                                                                    Elected a ----------------------
Name                    Background Information                      Director  Series A     Series B
- ----                    ----------------------                      --------- ---------    ---------
Norman I. Botwinik(c)   President, Botwinik Brothers, Inc., machine   1968       10,071       4,967(1)
                        tool sales, 1957-1983; Director, Executive                3,938(1)
                        Re, Inc. 1990-1993; and Director Emeritus,
                        Board of Governors, University of New
                        Haven. Age 78.
Aaron I. Fleischman(c)  Senior Partner of Fleischman and Walsh, a     1989       11,684
                        Washington, D.C., law firm specializing in
                        regulatory, corporate-securities and
                        litigation matters for telecommunications
                        and regulated utilities companies;
                        Director, Southern Union Company. Age 55.
Stanley Harfenist(b)    President and Chief Executive Officer of      1992        6,794       3,030
(c)(d)                  Adesso, Inc., a manufacturer of hardware
                        for the Macintosh computer. President,
                        Chief Operating Officer and Director of
                        Players International, Inc., 1985 to 1993;
                        Officer, Sega Enterprises 1982-1984; and
                        Knickerbocker Toy Company, Inc. 1978-1982.
                        Age 62.
Andrew N. Heine(a)      Practicing attorney/investor 1989 to          1975        1,579
                        present. Of Counsel, Curtis, Mallet-
                        Prevost, Colt & Mosle, October 1987 to
                        1989; Director, The Olsten Corporation. Age
                        65.

                                                                                Shares of Common
                                                                               Stock Beneficially
                                                                       Year        Owned as of
                                                                       First    February 28, 1994
                                                                     Elected a ----------------------
Name                     Background Information                      Director  Series A     Series B
- ----                     ----------------------                      --------- ---------    ---------
Elwood A. Rickless(b)    Managing Partner, London, England office of   1989        5,781        3,702
                         law firm of Whitman Breed Abbot & Morgan,
                         1984 to present; Partner, law firm of
                         Graham & James, London, England, 1973-1983;
                         during 32 years of practice, has
                         specialized in the fields of international
                         corporate, tax, financing, and copyright
                         law and litigation; residence in Santa Fe,
                         New Mexico. Age 64.
John L. Schroeder(a)(d)  Executive Vice President and Chief            1980        4,345
                         Investment Officer, The Home Insurance
                         Company, August 1991 to present; Chairman
                         of the Board and Chief Investment Officer,
                         Axe-Houghton Management, Inc., and Axe-
                         Houghton Funds, April 1983 to June 1990;
                         President and Director, USF&G Investment
                         Management Group, Inc., June 1990 to May
                         1991. Age 64.
Robert D. Siff(a)        Consultant, CoreStates Financial Corp.,       1989    3,598,651(2)     1,819
                         April 1, 1987 to present; Consultant,
                         Citizens Utilities Company, February 15,
                         1990, to November 14, 1991; Executive Vice
                         President in charge of commercial banking,
                         Chittenden Bank, April 1, 1987 to February
                         15, 1990; Director, Century Communications
                         Corp. Age 69.
Robert A. Stanger(a)(b)  Chairman, Robert A. Stanger & Company,        1992                       816
                         investment banking and consulting services.
                         Publisher, The Stanger Report. Age 54.
Edwin Tornberg           President and Director, Edwin Tornberg &      1992        6,506
                         Company, brokers, management consultants
                         and appraisers serving the communications
                         industry; President and Director, Radio
                         780, Inc. (Washington, D.C.); Vice
                         President and Director, Radio One Five
                         Hundred, Inc. (Indianapolis, Ind.);
                         Chairman and Director, New World Radio,
                         Inc. (Washington, D.C.). Age 68.
Claire L. Tow            Senior Vice President since August 1992 and   1993    3,598,651(2) 2,585,020(3)
                         Vice President and Director since 1988 of                 7,957(4)     3,562(4)
                         Century Communications Corp., a cable
                         television company. Claire L. Tow is the
                         wife of Leonard Tow. Age 63.
Leonard Tow(c)           Chairman, Chief Executive Officer and Chief   1989    3,598,651(2) 2,585,020(3)
                         Financial Officer, Citizens Utilities                     7,957(4)     3,562(4)
                         Company, July 1, 1990 to present; Chairman
                         of the Board, Chief Executive Officer,
                         Chief Financial Officer and Director of
                         Century Communications Corp., a cable
                         television company, since its organization
                         in 1973 to the present, and President from
                         1973 until October 1989. Leonard Tow is the
                         husband of Claire L. Tow. Age 65.

- --------
(a) Member of Audit Committee.
(b) Member of Compensation Committee.
(c) Member of Executive Committee.
(d) Member of Nominating Committee.
(1) 3,938 Series A shares and 4,967 Series B shares are owned by Mr. Botwinik's wife; beneficial ownership of these shares is disclaimed by Mr. Botwinik.

(2) Owned by Century Investors Inc., a wholly owned subsidiary of Century Communications Corp. of which Robert Siff is a Director, Leonard Tow is Chairman of the Board, Chief Executive Officer, Chief Financial Officer and a Director and Claire Tow is Senior Vice President and a Director. The same shares of Common Stock Series A are included in the above table for Robert Siff, Leonard Tow and Claire Tow as required by the definition of beneficial ownership of the Securities and Exchange Commission. By reason of the definition of beneficial ownership, Leonard Tow and Claire Tow are deemed to have an approximate 50% ownership interest in the Common Stock of Century Communications Corp. and thereby both Leonard Tow and Claire Tow have an indirect beneficial interest in such shares. Except to the extent of such indirect interest, both Leonard Tow and Claire Tow disclaim ownership interests in any of these shares of Common Stock of the Company. Certain of the Common Stock of Century Communications Corp. previously referred to is held jointly by Leonard Tow and Claire Tow or solely by Claire Tow, in a fiduciary capacity for the benefit of members of their family. Leonard Tow and Claire Tow each disclaims any ownership interest in shares held solely by the other. Robert Siff and members of his family have no direct interest in these shares of Common Stock of the Company. Citizens owns 7.9% of the Series A Common Stock of Century Communications Corp.
(3) Includes beneficial ownership of shares held in the Company's 401(k) plan, shares of restricted stock and shares which are acquirable within 60 days upon the exercise of stock options granted pursuant to the Management Equity Incentive Plan, which options are currently exercisable. The restrictions on such restricted shares expire at the rate of 20% of the grant annually and in full upon the event of death, disability or retirement on or after age 65. Leonard Tow has the current right to vote said restricted shares. Claire Tow and Leonard Tow each disclaims beneficial ownership of shares owned by the other.
(4) Held by Claire Tow as custodian under the Uniform Gift to Minors Act for minor grandchildren. Leonard Tow and Claire Tow each disclaims beneficial ownership of shares held by the other.

  Ownership of Common Stock for all directors, executive officers and immediate families as a group (including shares owned by Century Communications Corp. of which Mr. Siff is a Director, Dr. Tow is the Chairman of the Board, Chief Executive Officer, Chief Financial Officer and a Director and Mrs. Tow is Senior Vice President and Director) totaled 6,937,383 shares, or 3.8% of total Common Stock outstanding. The total number of shares given in the above table opposite the names of Mr. Siff and Dr. and Mrs. Tow constitute approximately 2%, 3.4% and 3.4% respectively of total Common Stock outstanding. All other directors and executive officers own less than 1%. Common Stock Series A is convertible into Common Stock Series B on a share-for-share basis. Under the definition of beneficial ownership of the Securities and Exchange Commission, each owner of Series A shares may be deemed to be the owner of the same number of Series B shares. If any such conversion were to occur, the number of shares of Common Stock owned by, and the percentage ownership of Common Stock of, a stockholder would not change.

  The Board of Directors held twelve meetings in 1993. All incumbent directors attended at least 75% of Board and appropriate committee meetings. The Board has a Compensation Committee comprised solely of independent directors which makes compensation policy and sets compensation of executive and other officers of the Company. The Compensation Committee met four times in 1993. The Executive Committee did not meet in 1993, and the Audit Committee met four times in 1993. The entire Board acted as the Nominating Committee during 1993. A Nominating Committee comprised solely of independent directors was established by action of the Board of Directors on February 8, 1994. The Committee is in the process of establishing its procedures.

  In June 1993, several stockholders commenced purported derivative actions in the Delaware Court of Chancery against the Company's Board of Directors. These actions have since been consolidated under the name of the first-filed action, Goodman, et al. v. Botwinik, et al. (the "Consolidated Action"). Another action (Thorpe) was also filed in June 1993 in the same court. These stockholders had alleged that the compensation approved by the Board of Directors for the Company's Chairman is excessive and seek, among other things, an accounting for alleged corporate waste and a declaration that the Chairman's employment agreement and existing stock options are invalid. These stockholders further allege that certain corporate transactions involving the Company and Century Communications Corp. ("Century") benefitted Century to the detriment of the Company. In Thorpe, the plaintiffs have also asserted individual and purported class claims based upon the Company's alleged failure to disclose facts relating to the Chairman's compensation and certain stock options granted to members of the Company's Board of Directors and the allegedly improper accounting treatment with respect to Citizens' investment in Centennial Cellular Corp. ("Centennial"). In November 1993, another purported derivative action (Biggs) was filed in the Court of Chancery against the Company's Board of Directors and Century. Plaintiffs challenge both the Chairman's compensation and the merger which resulted in the creation of Centennial. The Company's Board of Directors has moved to dismiss the complaints for failure to state a claim and for failure to comply with the demand requirements applicable to a derivative suit. The motions are currently pending.

  In February 1994, a memorandum of understanding was executed among counsel for several of the stockholders in the Consolidated Action in the Delaware Court of Chancery and counsel for the Company's Board of Directors. The parties to the memorandum of understanding will attempt to agree upon, execute and present to the Delaware Court of Chancery a stipulation of settlement resolving all of the claims in the Consolidated Action. The memorandum of understanding contemplates, inter alia: (a) modification of the Chairman's employment agreement (see "Employment Agreement" herein) and elements of his prior incentive compensation (i) to substitute split-dollar life insurance payable to his estate or heirs as a replacement for the supplemental retirement payments provision in the employment agreement, (ii) to terminate a portion of certain Centennial stock options granted to him, (iii) to treat a 1993 option grant and a 1992 award of restricted stock so that the vesting rate shall coincide with the rate of return to stockholders and (b) the adoption of certain governance provisions that will (i) provide for enactment of by-laws creating a Nominating Committee and requiring that all of the members of the Nominating Committee and Compensation Committee and a majority of the Board of Directors be independent directors and (ii) expand the Board of Directors to twelve and the Compensation Committee to four by the addition of an independent director to each. Consummation of the proposed settlement will be subject to: (a) the drafting and execution of a stipulation of settlement; (b) the completion by plaintiffs of appropriate confirmatory discovery in the Consolidated Action; (c) notice to all stockholders of the Company of the terms of the proposed settlement; and
(d) final approval of the settlement by the Delaware Court of Chancery and dismissal of the Consolidated Action with prejudice. It is contemplated that the stipulation of settlement will provide for the complete release and settlement of all claims of the plaintiffs and all derivative claims of the Company against the Company's Board of Directors arising out of the allegations in the Consolidated Action. It is also contemplated that plaintiffs' counsel will seek an award of attorneys' fees and expenses in connection with the settlement. No understanding has been reached with respect to the amount of fees and expenses to be sought, but it is contemplated that the Company will pay, on behalf of the defendant directors, the amount of fees and expenses, if any, to be awarded by the Delaware Court of Chancery to plaintiffs' counsel. The Company intends to seek reimbursement of the costs incurred on behalf of the independent directors in the stockholders' suits under its Directors' and Officers' insurance policy.

  In June 1993, a stockholder of the Company (Berlin) commenced a purported class action in the United States District Court for the District of Delaware against the Company and the Company's Board of Directors. The stockholder's complaint, amended in July 1993, alleges that the proxy statements disseminated by the Company from 1990 to 1993 failed to disclose material information regarding, among other things, Dr. Tow's compensation and certain purported related-party transactions and thereby violated federal and state disclosure requirements. The relief sought includes a declaration that the results of the 1993 Annual Meeting of the stockholders are null and void, a declaration that Dr. Tow's Employment Agreement is invalid, and unspecified damages. Defendants have filed a motion to dismiss this action. The motion is currently pending.

                            DIRECTORS' COMPENSATION

  Each Director is entitled to a $20,000 annual retainer and fee of $2,000 for each board meeting attended in person and $1,000 for each board meeting attended telephonically. Committee chairs are paid a fee of $2,000 and committee members $1,000 for each meeting attended. All such fees are eligible for deferral until termination of service. Deferred amounts are credited with an interest component. Directors who are not Citizens employees and who have completed five years of service become participants in the Directors' Retirement Plan. At termination of service a participant receives benefits for a term of years equal to the sum of 50% of average compensation as a Director for the three most highly compensated years plus 2.5% of such average compensation for each year of service in excess of ten years but not in excess of twenty years. Generally, the annual benefit will be payable over a period of years equal to a participant's years of service or may be paid in a discounted lump sum at the participant's election.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors (the "Committee") is composed of independent Directors, who are responsible for setting and administering compensation, including Base Salaries, Annual Incentives, and stock-based awards paid or awarded to the senior executive groups (Vice President and above) of the Company. The following report represents the actions of the Committee and the Board regarding compensation paid to the named executive officers during 1993.

COMPENSATION OF THE SENIOR EXECUTIVE GROUP

  The following section discusses the Company's strategy underlying the compensation program, excluding the Company's Chief Executive Officer, whose compensation is discussed separately later in this report.

EXECUTIVE COMPENSATION STRATEGY

  The Committee's senior executive compensation policy has the following objectives:

  . To align the interests of its senior executives and other key employees with those of the Company's customers, shareholders and employees.

  . To link compensation to the performance of the Company and to the individual contribution of each executive to that performance.

  . To compensate executives at a level that is competitive in the marketplace so that the Company can continue to attract, motivate and retain executives with outstanding abilities.

  . To establish Base Salaries at about the 50th percentile and Total Annual
    Cash Compensation (Base Salary plus Annual Incentive) at about the 75th percentile of three comparison groups (general industries of similar revenue size, telecommunications companies and utilities) recommended by its compensation consultants, The Hay Group. The three comparison groups are used to represent the labor markets in which the Company competes. Within each group, the Company makes comparisons between the compensation of the Company's senior executives and the compensation the comparison groups offer for jobs of similar responsibility levels. In addition, the Company considers other factors such as cost of living that are necessary to attract and retain a highly competent senior management group in the Stamford, Connecticut area. The groups were chosen to represent the labor markets in which the Company competes. They differ in some respects from the peer companies used in this proxy's performance graphs.

  . To offer significant levels of risk-based compensation in the form of stock options and restricted stock grants so that the rewards ultimately realized by the Company's executives will parallel shareholder returns.

BASE SALARY

  The Committee reviews recommendations and sets the salary levels of the senior executives in the spring of each year before the annual meeting of the Board of Directors. This review is based upon the duties and responsibilities which the Company expects each executive to discharge during the current year and upon the executive's performance during the previous year. The standards the Company uses are the confidential rankings and assessments described more fully in the "Annual Incentives" section of this report.

  The Company has found that its Base Salary levels for the senior executives are within +/- 5 percent of the 50th percentile of each of the three comparison groups described above.

AT-RISK COMPENSATION

  The Company's Annual Incentives and Long-term Incentives introduce elements of risk into the executive compensation program.

ANNUAL INCENTIVES

  The review and determination of awards under the Incentive Deferred Compensation Plan ("IDCP") for all senior executive participants is based upon their performance for the previous year. The incentive awards made in 1993 were based upon accomplishment of 1992 results.

  The Company sets its targeted Total Annual Compensation levels at the 75th percentile of the competition. Each executive is assigned a bonus opportunity which, when combined with salary, will result in the appropriate Total Annual Cash Compensation level. According to the IDCP formula, the maximum amount which can be distributed for any one year to management employees and the CEO is the greater of 3% of the net income before taxes for the year or 3% of the average net income before taxes for the three calendar years ending with and including the year. The amount in 1993 for all 189 Plan participants totaled 1% of 1992 net income before taxes.

  The awards earned by the senior executives in 1993 were based, with equal weighting, on the Company's financial performance and individual accomplishments. The Company assesses performance against predetermined corporate, sector, and business unit goals for operating income before interest and taxes. In 1992, the Company and its sectors exceeded those goals. Individual performance was measured using (1) confidential survey rankings of customer satisfaction and employee satisfaction, (2) peer and superior evaluations of each executive's contributions toward financial results and (3) leadership in the Company-wide improvement initiative called "Target: Excellence," which is dedicated to the continuous improvement of every aspect of the Company's management and performance. The improvements are measured and documented by internal and external surveys and evaluations.

  The Company's 1993 Total Annual Cash Compensation levels for the senior executives are approximately 10 percent below the 50th percentile of general industrial and telecommunications companies and 10 percent above utilities companies.

LONG-TERM INCENTIVES

  The Company's equity-based incentives include awards of stock options and restricted stock under the Management Equity Incentive Plan ("MEIP"). These awards are intended to provide incentives for high performance and productivity and a close identification with the Company's financial performance and image by enabling senior executives to participate as stockholders in the Company's growth and earnings.

  The criteria for MEIP awards include the Company's performance to date compared to its corporate and sector targeted returns on investment. The Company selects the companies for its comparisons to parallel the Company's and its sectors' size and business mix. The size of each executive's award was also based on a confidential survey of each executive's peers, including criteria such as demonstrated leadership in the Company's "Target: Excellence" initiative. Prior option awards held by an executive are also taken into account. MEIP awards made in November 1993 reflected the fact that the financial performance for the Company and each of its business sectors was ahead of 1993 financial targets.

  The Company's Total Direct Compensation levels for the senior executives are at or above the 90th percentile of the three comparison groups: general industrial, telecommunications companies and utilities. The Compensation Committee, in addition to the guidelines established, also employs experience and judgment in determining compensation for senior executives, and considers as well that the Company's ten-year record annual return to investors (1982-
1992) was higher than 82% of Fortune 500 companies and its ten-year annual earnings growth record was higher than 88% of these companies. The Company's performance since Dr. Tow became Chief Executive Officer far exceeded the performance of both the broad based index and peer group index as shown on the three-year performance graph on Page 15. The amount of the 1993 option grants embodied the Committee's strong belief that long-term, equity-based compensation should produce executive rewards which parallel shareholder return and performance of the Company's stock. For this reason in 1993 the Committee determined that a portion of the executive's targeted annual incentive opportunities should be in the form of stock options.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The elements of the compensation for the Chief Executive Officer were established by the employment agreement as of July 1, 1990, negotiated between Dr. Tow's attorney and the

Compensation Committee. Although Dr. Tow had been a Director of the Company prior to July 1, 1990, he had not been an employee of the Company and had not assumed the responsibilities of Chief Executive Officer. This employment agreement is summarized elsewhere in this proxy statement.

  Compensation elements for 1993 set according to the contract included base salary of $968,000 and certain items included in "Other Annual Compensation" and "All Other Compensation." These were, in "Other Annual Compensation," personal expenses of $50,000 and certain legal and accounting fees payable annually as incurred, which were not paid until 1993, in the amount of $97,260. The "All Other Compensation" column includes $3,500,000, accrued but not paid, for the 1993 portion of an accrual being made over the six years of his employment term for supplemental retirement benefits to be paid subsequent to his retirement. This amount and all prior amounts accrued for this purpose will be negated by a split-dollar life insurance program which was established in 1994 and provides for the funding of the supplemental retirement benefits. Future costs to the Company will be significantly lower than the future costs that would have resulted absent this funding through insurance.

  In reaching its judgment regarding the annual incentive and stock option awards to Dr. Tow in 1993, the Compensation Committee recognized Dr. Tow's vision and tenacity that resulted in his achievements in carrying out the direction of the Board of Directors to expand and enlarge the Company's activities and alter the manner in which the Company historically has conducted its business so as to better position it to meet competition by preparing to enter new markets and improve its efficiency. These changes, which include the ongoing program of prudent growth through acquisitions and the "Target:
Excellence" program, which has already produced outstanding successes, are viewed by the Committee as vital to the Company. The level of awards to Dr. Tow also recognize that the Company's strong results were in considerable part due to his individual performance.

  In 1993, Dr. Tow earned an Annual Incentive of $485,000 under the IDCP. Under the MEIP, also described above, Dr. Tow was awarded 250,000 stock options on April 6, 1993 at an exercise price of $33.75 and 150,000 options on November 16, 1993 at $18.68. (Please note that the amount of options and exercise prices as shown in the compensation tables have been adjusted for intervening stock dividends and stock splits.) Both option grants have a ten-year life. The first grant becomes exercisable in its entirety after one year; the second grant vests in equal installments over a five-year period, with the first installment becoming exercisable one year from the grant date. IDCP and MEIP awards to Dr. Tow were based upon the Committee's judgment of his importance in the attainment of the Board's direction articulated above and the Company's ongoing strong results during his tenure as Chief Executive Officer. This performance is highlighted on the three-year performance graph on Page 15.

  The Company believes that all compensation paid to Dr. Tow and its senior executives will qualify as deductible business expenses.

Robert Stanger               Stanley Harfenist                Elwood A. Rickless
Chairman

                           SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid by the Company for each of the last three years to its Chief Executive Officer and the four other most highly compensated executive officers.

                                    Annual Compensation                 Long-Term Compensation
                              -----------------------------------  ---------------------------------
                                                                           Awards           Payouts
                                                                   ----------------------- ---------
                                                                                           Long-Term     All
                                                     Other Annual  Restricted(2) Options/  Incentive    Other
         Name &                 Salary      Bonus(1) Compensation  Stock Awards   SARS(3)   Payouts  Compensation
        Position         Year     $            $          $              $          (#)        $          $
        --------         ---- ----------    -------- ------------  ------------- --------- --------- ------------
L. Tow(5)............... 1993 $1,003,000(6) $485,000   $167,580(7)  $        0     667,160    $ 0     $3,504,497(4)
 Chairman                1992    913,500     330,000     58,480(7)   6,949,813   1,426,979      0      3,004,364(4)
 C.E.O., C.F.O.          1991    800,000     200,000                         0     252,699      0
D.A. Ferguson........... 1993    343,742     170,000      5,000        107,250      75,750      0          4,497(4)
 President               1992    326,666     130,000      5,000        229,938      73,938      0          4,364(4)
 C.O.O.                  1991    298,333     100,000                         0     134,790      0
R.L. O'Brien............ 1993    222,567      40,000          0         39,325      26,260      0          4,497(4)
 Vice President          1992    215,833      40,000          0        123,813      31,686      0          4,364(4)
                         1991    249,104      35,000                         0      67,393      0
D.K. Roberton........... 1993    165,133      50,000          0        107,250      26,260      0          4,497(4)
 Vice President          1992    160,000      60,000     15,833         53,063      31,686      0          4,364(4)
                         1991    136,724           0                                47,972      0
C.R. Aldrich............ 1993    154,107      21,000          0              0      24,240      0          4,497(4)
 Vice President          1992    144,491           0          0              0      12,675      0          4,364(4)
                         1991    140,424           0                         0                  0

- --------
(1) All amounts in the column were paid under the Incentive Deferred Compensation Plan except in the instance of the 1992 payment to D.K. Roberton. Amounts paid in any year are attributable to performance in the immediately prior year.
(2) Recipients of Restricted Stock have rights to receive dividends. Value shown in table is as of date of grant. Restrictions lapse at the rate of 20% per year for 1992 grants and in three equal amounts over a 2-1/2 year period for the 1993 grants. As of December 31, 1993, the aggregate number of restricted shares held by each executive officer listed above and the market value of such shares on that date were as follows: Dr. Tow, 500,689, $9,008,802; Dr. Ferguson, 17,023, $306,414; Mr. O'Brien, 8,457, $152,226;
    Mr. Roberton, 7,102, $127,836; and Mr. Aldrich, 3,969, $71,442. As of such date, the total number of restricted shares held by the executive officers as a group was 556,305 and the aggregate market value of the shares on that date was $10,013,490.
(3) Options/SARs adjusted to reflect intervening stock dividends, the 3-for-2 stock split paid July 1992 and the 2-for-1 stock split paid August 1993.
(4) $3,500,000 and $3,000,000 represents the 1993 and 1992 portions of accrual over six years for supplemental retirement benefits. These amounts will be negated by a split-dollar life insurance program which was established in 1994 and provides for the funding of the supplemental retirement benefits. Future costs to the Company will be significantly lower than the costs that would have resulted absent this funding through insurance. Remaining amounts represent the Company's matching contribution to each executive's 401(k) plan.

(5) Please refer to Page 4 of this proxy statement for information regarding certain litigation, the settlement of which will change certain elements of Dr. Tow's compensation.
(6) Includes salary of $968,000 and Director's fees of $35,000.
(7) $50,000 of the amount shown in this column represents payment for expenses for 1993. $97,260 represents payment of certain legal and accounting fees for the period July 1, 1990 through December 31, 1993, both payments pursuant to Dr. Tow's employment agreement.

  In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, as informally interpreted by the Commission's staff, amounts of "Other Annual Compensation" and "All Other Compensation" were excluded for the Company's 1991 fiscal year.

                1993 OPTION GRANTS AND STOCK APPRECIATION RIGHTS

  The following table sets forth options granted to the named executive officers in 1993. No stock appreciation rights were granted in 1993.

                         Number of (1)  % of Total
                          Option/SARs  Options/SARs Exercise (2)
                            Granted     Granted To    or Base
                           Series B    Employees In    Price     Expiration      Grant Date
          Name           Common Stock  Fiscal Year    At Grant      Date    Present Value (3)(4)
          ----           ------------- ------------ ------------ ---------- --------------------
L. Tow..................    151,500         7.9%       $18.37     11/16/03     $    1,488,000
                            515,660        27.2%       $16.36     04/06/03     $    4,177,500
D.A Ferguson............     75,750         4.0%       $18.37     11/16/03     $      744,000
R.L. O'Brien............     26,260         1.4%       $18.37     11/16/03     $      257,920
D.K. Roberton...........     26,260         1.4%       $18.37     11/16/03     $      257,920
C.R. Aldrich............     24,240         1.3%       $18.37     11/16/03     $      238,080
                                                                               --------------
                                                                               $    7,163,420
                                                                               --------------

- --------
COMPARABLE VALUE FOR ALL SHAREHOLDERS (5)..................................    $1,761,497,950
NAMED EXECUTIVES GRANT DATE
 PRESENT VALUE AS A % OF ALL
 STOCKHOLDER GAIN..........................................................               0.4%

(1) Number of shares as of December 31, 1993 adjusted to reflect stock dividends and, in the instance of the 515,660 grant, a 2-for-1 stock split since date of grant. The option covering 515,660 shares of Common Stock Series B becomes exercisable on April 4, 1994. All other options become exercisable at the rate of 20% per year on November 16 in each of 1994, 1995, 1996, 1997 and 1998. The 515,660 share option was an option for 250,000 shares at the date of grant in April 1993.
(2) Exercise price as of December 31, 1993, reflecting intervening stock dividends and, in the instance of the 515,660 grant, a 2-for-1 stock split.
(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized, if any, by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The pricing model assumes for the 515,660 share option a dividend yield of 0%, a riskless rate of return of 6.063%, a ten-year term to exercise and volatility of 0.19909. The pricing model for the remaining options assumes a dividend yield of 0%, a riskless rate of return of 5.625%, a ten-year term to exercise and volatility of 0.28373.
(4) Assuming that Dr. Tow's employment termination date is as provided for in his employment agreement, the Grant Date Present Value of the options granted to him would be $748,800 and $2,092,500 rather than the amounts shown above which assume a full ten-year term to exercise. Pursuant to the MEIP, options expire three months after termination of employment.
(5) Based upon the number of shares outstanding on November 16, 1993 (the latest grant date) multiplied by $9.82 (the per share value determined by the Black-Scholes option pricing model for the options granted on November 16, 1993).

                       1993 OPTION EXERCISES AND VALUE OF
                    OUTSTANDING OPTIONS AT DECEMBER 31, 1993

  The following table sets forth option and stock appreciation rights exercised by the named executive officers during 1993 and the number and value of options held by them at December 31, 1993. There were no outstanding stock appreciation rights at December 31, 1993.

                                                                                 Value of
                                                       Number of                Unexercised
                            Shares                    Unexercised              in-the-Money
                         Acquired on                 Options/SARs              Options/SARs
          Name           Exercise (#)            at Fiscal Year-End(#)     at Fiscal Year-End($)
          ----             Series B    Value   ------------------------- -------------------------
                         Common Stock Realized Exercisable Unexercisable Exercisable Unexercisable
                         ------------ -------- ----------- ------------- ----------- -------------
L. Tow..................         0    $      0  1,409,773     937,091    $5,609,508   $2,580,587
D.A. Ferguson...........         0    $      0     44,668     221,622    $  319,850   $  981,143
R.L. O'Brien............    14,470    $135,876     27,592      97,894    $  214,504   $  509,787
D.K. Roberton...........     2,853    $ 31,046     13,077      87,144    $   81,278   $  472,024
C.R. Aldrich............     8,100    $ 84,563     50,113      58,167    $  583,578   $  251,449

  All numbers are as of December 31, 1993, reflecting stock splits and quarterly dividends where applicable. Market price of Common Stock Series B on December 31, 1993 = $18.00. Dollar amounts shown under all columns other than "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of the Company's stock on the date of exercise.

                    CITIZENS UTILITIES COMPANY PENSION PLAN

  The Company has a noncontributory retirement plan covering substantially all employees which provides benefits based on formulas related to base salary and years of service. Benefits shown are not subject to reduction for Social Security payments. The following table illustrates the estimated annual plan pension benefits (ten years certain for those who became participants prior to 1976) available to all covered employees (other than Kauai Division employees and LGS employees covered by separate plans) upon retirement at age 65 in the classifications specified assuming a preretirement death benefit election of 100% joint and survivorship benefits. The remuneration classifications are based on the highest five-year average annual salary and the years of service represent years of credited service. Under federal tax law, remuneration above a specified annual limit may not be credited in the computation of retirement benefits under qualified plans. For 1993, this limit was $235,840. Mr. Aldrich is a participant in the LGS Pension Plan. Should Mr. Aldrich, who has 22 years of credited service, retire at age 65 and receive annual salary increases of 5% per year until that time, his projected annual pension benefit would be $85,596.

                               PENSION PLAN TABLE

                                                            Years of Service
                                                            ----------------
                         Remuneration
                        (000 Omitted)                     5  10  15  20  25  30
                        -------------                    --- --- --- --- --- ---
      $150.............................................. $10 $20 $30 $41 $51 $61
       250..............................................  17  34  52  69  86 103

  Full years of credited service for individuals participating in the plan and listed in the Summary Compensation Table are two for Dr. Tow, three for Dr. Ferguson, seventeen for Mr. O'Brien and two for Mr. Roberton. It should be noted that effective in 1994, remuneration above $150,000 (subject to inflation adjustments) may not be credited in the computation of benefits under qualified plans. For this reason, remuneration above $250,000 has not been included.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG CITIZENS UTILITIES COMPANY, DOW JONES INDUSTRIAL AVERAGE (DJIA) AND DOW JONES UTILITY AVERAGE
(DJUA).

  The annual changes for the five- and three-year periods shown in the graphs on this and facing page are based on the assumption that $100 had been invested in Citizens stock (weighted average of Series A and Series B) and in each index on December 31, 1988 as required by SEC rules and on December 31, 1990, respectively, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had on December 31, 1993.


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG CITIZENS UTILITIES COMPANY, DOW JONES INDUSTRIAL AVERAGE, AND DOW JONES
                                UTILITY AVERAGE

Measurement period      Citizens        Dow Jones        Dow Jones
(Fiscal year Covered)   Utilities       Industrial       Utility
                        Company         Average          Average
- ---------------------   ---------       ----------       ---------------
Measurement PT -
12/31/88                $ 100           $ 100            $ 100

FYE 12/31/89            $ 116           $ 132            $ 136
FYE 12/31/90            $  73           $ 131            $ 129
FYE 12/31/91            $ 117           $ 163            $ 149
FYE 12/31/92            $ 150           $ 175            $ 155
FYE 12/31/93            $ 196           $ 204            $ 170


                           STOCK PERFORMANCE GRAPHS

  The year-end cumulative total return for the DJIA Industrial and the DJUA for calendar years 1989, 1990, 1991, 1992 and 1993 were respectively $132, $131, $163, $175 and $204 and $136, $129, $149, $155 and $170. Return for the
Company is shown on the graphs. It should be noted that the cumulative return of the DJIA and the DJUA does not take into account the fact that a large majority of investors would be required to pay state and federal income taxes on cash dividends received and thus not have total proceeds to reinvest.
Unlike most of the companies constituting the indices, Citizens has paid stock dividends on Series A shares during the period 1989-1993 and stock dividends on Series B shares during the period 1990-1993. As there was no income tax payable upon the receipt of dividends paid by Citizens (except for
                                          (TEXT CONTINUES ON BOTTOM OF PAGE 15)

COMPARISON OF THREE-YEAR CUMULATIVE TOTAL RETURN AMONG CITIZENS UTILITIES COMPANY, DOW JONES INDUSTRIAL AVERAGE (DJIA) AND DOW JONES UTILITY AVERAGE
(DJUA).

  The graph below shows the cumulative total return to Citizens stockholders since December 31, 1990, shortly after Dr. Tow became Chief Executive Officer in July 1990, compared with the same indices shown on the previous graph, thus illustrating the relative performance of the Company during his tenure in the position.


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
 AMONG CITIZENS UTILITIES COMPANY, DOW JONES INDUSTRIAL AVERAGE AND DOW JONES
                                UTILITY AVERAGE

Measurement period      Citizens        Dow Jones       Dow Jones
(Fiscal year Covered)   Utilities       Industrial      Utility
                        Company         Average         Average
- ---------------------   ---------       ---------       ---------
Measurement PT -
__/__/__                $ 100           $ 100           $ 100

FYE 12/31/89            $  --           $ 127           $ 126
FYE 12/31/90            $  --           $ 121           $ 113
FYE 12/31/91            $ 160           $ 146           $ 121
FYE 12/31/92            $ 205           $ 152           $ 119
FYE 12/31/93            $ 268           $ 173           $ 123




Series B shares in 1989), the value that would be realized after taxation upon receipt of dividends by holders of the DJIA and DJUA would be diminished as compared to Citizens. For illustration's sake, the year-end cumulative returns of the DJIA and DJUI have been decreased to reflect after-tax reinvestment assuming the maximum federal (only) tax rate payable by individuals. These rates were 33% for 1989 and 1990, 31% for 1991 and 1992 and 36% for 1993. The
adjusted cumulative total returns for the DJIA and DJUA for calendar years 1989, 1990, 1991, 1992 and 1993 are $127, $121, $146, $152 and $173 and $126,
$113, $121, $119 and $123, respectively.

                              EMPLOYMENT AGREEMENT

  Dr. Tow is covered by an employment agreement providing for his service as Chairman and Chief Executive Officer of the Company for the employment Term, July 1, 1990 through December 31, 1996, and as a consultant for an additional five-year Advisory Period. The following constitutes a summary of certain of the provisions of the agreement. Under the terms of the agreement, Dr. Tow's base annual salary for 1991 was $800,000 which will be increased annually thereafter during the Term, by the greater of 10% or the annual increase in the consumer price index. During the Advisory Period the Company will pay Dr. Tow a base salary of 25% of the base salary for the last year of the Term. In the event of termination of employment for any reason, except for termination by the Company for good cause or certain voluntary resignations by Dr. Tow, payments at least equal to annual bonuses and benefit plan contributions for the remainder of the Term and payments at the base salary rates provided in the agreement for the remainder of the Term and for the Advisory Period will continue to be owing, to be paid in a commuted lump sum. In the event of termination of employment by Dr. Tow occasioned by breach of the agreement by the Company, the Company will also pay Dr. Tow $1 million. Failure of Dr. Tow to be elected or retained as Chairman and Chief Executive, or a reduction in his authority, functions, duties or responsibilities, or a change in control (see below) constitute breaches of the agreement by the Company which entitle Dr. Tow to terminate his employment. The amount of benefits under employee benefit plans will be determined by the amount of his then base salary and bonus. Accelerated vesting of contributions under the IDCP is provided for termination of employment. In the event that Dr. Tow's entitlements constitute excess parachute payments for tax purposes, the Company will pay any taxes resulting to him. Dr. Tow's continued employment and association with Century Communications Corp. is acknowledged under the agreement. His employee and retirement benefits are nonforfeitable except in certain circumstances which are materially detrimental to the Company. Dr. Tow is entitled during his lifetime to life insurance coverage of the greater of the amount provided by the Company's formula for executive officers based on salary, or $3,000,000, or equivalent. Dr. Tow and his wife during their lifetimes will continue to participate in the Company's health and other benefit plans, and, after retirement from full-time employment, the Company will provide offices and support staff equivalent to the offices and support services provided during employment. Dr. Tow is entitled to an annual retirement benefit, commencing at December 31, 1996, or the earlier termination of his employment, equal to two-thirds of final total compensation, which is defined as the amount of remuneration payable to Dr. Tow for the twelve most highly compensated consecutive calendar months of the executive's employment with the Company. Remuneration is defined so as to include, generally, all forms of taxable income and employee benefits, with certain exceptions for stock-related benefits. If Dr. Tow voluntarily resigns before specified dates on or prior to June 30, 1996, his supplemental annual retirement entitlement will be reduced by stated percentages. The annual entitlement will be preserved in constant dollars by adjustments and entitlements reflecting increases in the consumer price index and is payable at the option of Dr. Tow, and in some instances must be paid, as commuted lump sums. Please refer to Page 4 of this proxy statement for information regarding certain litigation, the settlement of which will change certain elements of Dr. Tow's compensation.

  Dr. Tow's employment agreement provides that a change in control, as defined, which includes, among other events, the acquisition by a person or group of 9% or more of the Company's voting securities and certain changes in the Board of Directors, shall be a breach of the agreement by the Company and shall entitle Dr. Tow to terminate his employment without reduction of post-employment benefits. If a threatened change of control, as defined, shall occur, Dr. Tow shall thereafter have the option exercisable by notice to the Company to acquire up to 2,000,000 shares of common stock at a price per share equal to the fair market value of the stock on the date such notice is given. The stated number of shares subject to the option shall be adjusted to reflect after July 1, 1990 any declaration or payment of dividends in form of stock, stock splits, stock divisions or new issuances to holders of common stock of options, warrants, rights to acquire additional shares or similar events.

                              CERTAIN TRANSACTIONS

  Fleischman and Walsh, of which Aaron Fleischman (a Director) is Senior Partner, performed legal services for the Company for which it paid in 1993 approximately $549,000. The Company proposes to retain Fleischman and Walsh during the current year.

  During 1993, the Company advanced $300,000 to Robert J. DeSantis, Vice President and Treasurer of the Company, as a bridge loan in conjunction with the purchase of a primary residence. The indebtedness was repaid in 1993 with interest at the Applicable Federal Rate pursuant to the Internal Revenue Code. The indebtedness was secured by a mortgage on his primary residence. The Company also advanced to Donald K. Roberton, Vice President of the Company, $329,800 for the purpose of purchasing a primary residence, which amount was outstanding at the end of the year. Interest is payable on the indebtedness at the Applicable Federal Rate pursuant to the Internal Revenue Code. The indebtedness is secured by a mortgage on his primary residence.

                                     OTHER

  The Company and Century Communications Corp. have entered into agreements to purchase cable television systems serving approximately 45,000 subscribers in southern California. The agreements are subject to transfer of franchises, other regulatory approvals and customary closing conditions. The companies expect to enter into a management agreement that will provide that a subsidiary of Century Communications Corp. will manage the two systems for a fee to be negotiated. The systems will be held as an equally owned joint venture of the two companies.

                                    GENERAL

  Representatives of KPMG Peat Marwick, the Company's independent public accountants, are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  The Company, filing on behalf of Mr. Fleischman, inadvertently filed a report relating to the purchase of Company securities one month late.

                                 OTHER MATTERS

  The management does not know of matters other than the foregoing that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

  For proposals, if any, to be considered for inclusion in the proxy materials for the 1995 annual meeting, they must be received by December 1, 1994.

  The entire cost of soliciting management proxies will be borne by the Company. Proxies will be solicited by mail and may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for such services. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $10,000, plus distribution costs and other expenses.

                                        By Order of the Board of Directors

                                        Charles J. Weiss
                                        Secretary

                           CITIZENS UTILITIES COMPANY
                      1994 ANNUAL MEETING OF STOCKHOLDERS
                    10:00 A.M., CENTRAL TIME, MAY 20, 1994

                       FAIRFIELD GLADE CONFERENCE CENTER
                                 PEAVINE ROAD
                          FAIRFIELD GLADE, TENNESSEE



                             CUT OFF AT DOTTED LINE
- --------------------------------------------------------------------------------

                           ADVANCE REGISTRATION FORM

Please send your completed and signed proxy form in the enclosed envelope. Include this Advance Registration Form in the envelope if you plan to attend or send a representative to the Annual Meeting.

Attendance at the Annual Meeting is limited to Citizens' stockholders, or their authorized representative, and guests and employees of the Company.

                                 (PLEASE PRINT)

Stockholder's
Name ___________________________________________________________________________

Address ________________________________________________________________________
________________________________________________________________________________
_______________________________________________________________________Zip

I am a Citizens Stockholder. My Representative at the Annual Meeting will be:

________________________________________________________________________________
        (Admission card will be returned c/o the stockholder's address.)

________________________________________________________________________________
                            Stockholder's Signature

                              CITIZENS UTILITIES

                 Please complete both sides of the Proxy Card,
                  detach and return in the enclosed envelope.

                            DETACH PROXY CARD HERE

                          CITIZENS UTILITIES COMPANY
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints Norman I. Botwinik, John L. Schroeder and Edwin Tornberg or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Utilities Company (the "Company") to be held on Friday, May 20, 1994 at the Fairfield Glade Conference Center, Peavine Road, Fairfield Glade, Tennessee, at 10:00 a.m., Central Time and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.


                                     Signature_______________________________

                                     Signature_______________________________

                                     Date__________________________, 1994

                                     NOTE: Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.

This proxy when properly executed will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted "For" all directors.

                FOR       WITHHELD      NOMINEES:  Norman I.  Botwinik
                                                   Aaron I. Fleischman
                [_]       [_]                      Stanley N. Harfenist
                                                   Andrew N. Heine
                                                   Elwood A. Rickless
                                                   John L. Schroeder
                                                   Robert D. Siff
                                                   Robert A. Stanger
                                                   Edwin Tornberg
                                                   Claire L. Tow
                                                   Leonard Tow






                For, except vote withheld from the
                following nominees(s):



                __________________________________

                              CITIZENS UTILITIES

                 Please complete both sides of the Proxy Card,
                  detach and return in the enclosed envelope.

                            DETACH PROXY CARD HERE

              CUC 401(K) EMPLOYEE BENEFIT PLAN/TAX REDUCTION ACT
                         STOCK OWNERSHIP PLAN (TRASOP)


                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby authorizes and directs PNC Bank as the Trustee under the CUC 401(k) Employee Benefit Plan/TRASOP to vote all shares of stock allocable to the undersigned under the provisions of the Plan and to appoint Norman I. Botwinik, John L. Schroeder and Edwin Tornberg or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Utilities Company (the "Company") to be held on Friday, May 20, 1994 at the Fairfield Glade Conference Center, Peavine Road, Fairfield Glade, Tennessee, at 10:00 a.m., Central Time, and at any adjournment or adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as indicated.


                                     Signature_______________________________

                                     Date__________________________, 1994

                                     NOTE: Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.

This proxy when properly executed will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted "For" all directors.

                FOR       WITHHELD      NOMINEES:  Norman I. Botwinik
                                                   Aaron I. Fleischman
                [_]       [_]                      Stanley N. Harfenist
                                                   Andrew N. Heine
                                                   Elwood A. Rickless
                                                   John L. Schroeder
                                                   Robert D. Siff
                                                   Robert A. Stanger
                                                   Edwin Tornberg
                                                   Claire L. Tow
                                                   Leonard Tow






                For, except vote withheld from the
                following nominees(s):



                __________________________________

                              CITIZENS UTILITIES

                 Please complete both sides of the Proxy Card,
                  detach and return in the enclosed envelope.

                            DETACH PROXY CARD HERE

                    CITIZENS UTILITIES/401(K) SAVINGS PLAN

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby authorizes and directs PNC Bank as the Trustee under the Citizens Utilities 401(k) Savings Plan to vote all shares of stock allocable to the undersigned under the provisions of the Plan and to appoint Norman I. Botwinik, John L. Schroeder and Edwin Tornberg or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Utilities Company (the "Company") to be held on Friday, May 20, 1994 at the Fairfield Glade Conference Center, Peavine Road, Fairfield Glade, Tennessee, at 10:00 a.m., Central Time, and at any adjournment or adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as indicated.


                                     Signature_______________________________

                                     Date__________________________, 1994

                                     NOTE: Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.

This proxy when properly executed will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted "For" all directors.

                FOR       WITHHELD      NOMINEES:  Norman I.  Botwinik
                                                   Aaron I. Fleischman
                [_]       [_]                      Stanley N. Harfenist
                                                   Andrew N. Heine
                                                   Elwood A. Rickless
                                                   John L. Schroeder
                                                   Robert D. Siff
                                                   Robert A. Stanger
                                                   Edwin Tornberg
                                                   Claire L. Tow
                                                   Leonard Tow






                For, except vote withheld from the
                following nominees(s):



                __________________________________